Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Corporate
P.O. Box 626	Controller and Interim CFO
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Third Quarter 2009 Results of Operations

(Bassett, Va.) – October 8, 2009 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 29, 2009.

Sales for the quarter ended August 29, 2009 were $57.7 million as compared to $70.2 million for the quarter ended August 30, 2008, a decrease of 18%. Gross margins for the third quarter of 2009 and 2008 were 45.1% and 40.0%, respectively. The margin increase over 2008 results primarily from a greater mix of the Company’s sales being through the retail segment. Selling, general and administrative expenses excluding bad debt and notes receivable valuation charges decreased $2.2 million for the third quarter of 2009 as compared to 2008 primarily due to lower spending. The Company also recorded $1.2 million of bad debt and notes valuation charges during the third quarter of 2009 as compared to $4.1 million for the third quarter of 2008, a $2.9 million decrease. The Company reported a net loss of $3.4 million, or $0.30 per share for the quarter ended August 29, 2009, as compared to a net loss of $2.7 million, or $0.23 per share, for the quarter ended August 30, 2008.

The loss for the quarter ended August 29, 2009 included unusual pretax charges of $1.8 million associated with lease exit costs for two closed retail locations. The results for the quarter ended August 30, 2008 included two unusual pretax items consisting of a $0.2 million impairment charge associated with the write-off of leasehold improvements for a closed store and $0.6 million associated with lease exit costs for a closed store. Excluding these unusual items, the net loss for the quarters ended August 29, 2009 and August 30, 2008 would have been net losses of $1.7 million and $1.8 million, respectively. Please refer to the attached schedule which reconciles net loss as reported to net loss as adjusted.

“We continued to experience weak order demand during the June through August quarter, historically our slowest period of the year,” said Robert H. Spilman Jr. president and chief executive officer. “Recognizing that the current environment will likely persist for some time, we are focused on cash management and improving our wholesale and retail operations. We have now generated positive operating cash flow for two consecutive quarters, and continuing this trend will be our primary objective until we can see tangible signs of an economic turnaround.”

Wholesale Segment

Net sales for the wholesale segment were $41.8 million for the third quarter of 2009 as compared to $59.5 million for the third quarter of 2008, a decrease of 30%. Approximately

51% of wholesale shipments during the third quarter of 2009 were imported products compared to 53% for the third quarter of 2008. Gross margins for the wholesale segment were 30.3% for the third quarter of 2009 as compared to 29.7% for the third quarter of 2008. This increase is primarily due to lower material costs as a result of negotiated price decreases from our vendors in addition to lower freight costs. Wholesale SG&A excluding bad debt and notes receivable valuation charges decreased $3.5 million during the third quarter of 2009 as compared to 2008 due primarily to lower sales and continued cost cutting measures. The Company recorded $1.2 million of bad debt and notes receivable valuation charges for the third quarter of 2009 as compared to $4.1 million for the third quarter of 2008. This significant decrease in charges is primarily due to the Company working diligently with its licensees to control increases in accounts receivable exposure.

“Prior to bad debt charges in the quarter, wholesale operating margins were 3.6% compared to 5.1% last year, despite a $17.7 million sales decrease in the segment,” Mr. Spilman further stated. “Upholstery margins improved slightly in the quarter while wood margins remained under pressure. For the first time ever, upholstery shipments outpaced wood shipments for the period. As previously discussed, we are concentrating on reducing wood inventory levels on our best sellers. To this end, wholesale wood inventory decreased by $2.2 million in the quarter.”

Retail Segment

During the nine month period ended August 29, 2009, the Company acquired an additional eight stores from its licensees, one of which was acquired during the third quarter of 2009. In addition, the Company closed four under-performing stores. Total Company-owned store count as of August 29, 2009 was 35, of which 26 were comparable stores (stores open longer than one year).

The total Company-owned store network had net sales of $28.5 million for the third quarter 2009, as compared to $24.0 million in the third quarter of 2008, an increase of 18.7%. Comparable store sales decreased 2.8%. These sales decreases have primarily resulted from the continued weak economic environment and corresponding weak consumer spending. Gross margins for the entire Company-owned fleet were essentially flat at 45.1% as compared to the third quarter of 2008. Gross margins as compared to the second quarter of 2009 decreased by 2.1 percentage points as the Company performed a fleet-wide inventory reduction sale which resulted in lower gross margins. As a percentage of sales, SG&A decreased 4.6 percentage points to 52.1% due to continued cost containment efforts during the quarter. Total retail operating losses decreased 29% from $2.9 million for the third quarter of 2008 to $2.0 million for the third quarter of 2009. On a comparable store basis, retail operating losses were reduced by 33% to $1.5 million, primarily due to cost containment efforts.

“We remain encouraged by our efforts to stem corporate retail losses as evidenced by further improvement in our comparable store operating performance,” Mr. Spilman continued. “Despite our decision to reduce retail inventories in the quarter through a system-wide inventory reduction event, our 26 comparable stores reduced their aggregate loss by 33%. Furthermore, we believe that adjustments to our retail pricing strategy will further enhance corporate store results in future quarters.”

Amended Revolving Credit Facility

The Company’s revolving credit facility contains, among other provisions, certain defined financial requirements including a minimum level of Tangible Net Worth, as defined in the credit agreement. As disclosed in the Company’s Form 10-Q for the quarter ended February 28, 2009, the Company began discussions with its lender during the second quarter to amend its credit facility, due to the fact the Company was in violation of that covenant as of February 28, 2009. The Company successfully obtained a waiver of the default and an amendment to the credit facility on October 6, 2009. The amendment provides for a variable interest rate of LIBOR plus 2.75%, with a 4.25% minimum rate, and resets the Tangible Net Worth requirement to a minimum of $95.0 million for the remainder of fiscal 2009 and $90.0 million for fiscal 2010. It decreases the Company’s total facility from $45.0 million to $30.0 million. Borrowings under the facility, which matures November 30, 2010, totaled $18.0 million and $19.0 million at August 29, 2009, and November 29, 2008, respectively, and are secured by a pledge of certain marketable securities and substantially all of the Company’s receivables and inventories. The Company has $1.2 million available for borrowing under the facility, after deducting amounts for outstanding letters of credit and guarantees under the licensee loan program.

Balance Sheet and Cash Flow

The Company generated $0.9 million in operating cash flow during the third quarter of 2009 through its continued cost cutting efforts. Cash used in operating activities for the first nine months of 2009 was $1.8 million, as compared to $12.5 million operating cash used during the first nine months of 2008, an 86% decrease. The net cash usage for the year is primarily due to the continued difficult environment at retail resulting in lower collections on accounts receivable. The Company increased its overall cash position for the nine months ended August 29, 2009 by $13.4 million primarily through $16.0 million of investment redemptions and $2.8 million in dividends from the investment in the International Home Furnishings Center (IHFC), partially offset by the operating cash flow deficit, dividend payments of $1.1 million and net payments on the Company’s revolving credit facility of $1.0 million.

In addition to the $17.1 million of cash on-hand, the Company has investments of $18.5 million, consisting of $13.3 million in marketable securities and $5.2 million in the Alternative Asset Fund. The Company expects to receive additional redemptions from the Alternative Asset Fund of approximately $0.4 million over the remainder of the year. In addition, the Company expects to decrease its inventory levels over the next quarter through improved management and coordination with foreign suppliers. In anticipation of a debt refinancing for IHFC, it is likely that dividend distributions will decrease or be eliminated for the remainder of 2009. The Company does not believe that this will be materially detrimental to its overall liquidity. With the current level of cash on-hand coupled with the investment holdings and availability on the revolver, the Company believes it has sufficient liquidity to fund operations for the foreseeable future.

Completion of SEC Accounting Review

In July of 2009, the Company announced that it had received comment letters from the SEC as part of the Commission’s triennial accounting review questioning, among other items, the Company’s accounting policies and process related to its accounts and notes receivable reserves. As a result, the Company restated and reissued its Form 10-Q for the quarter ended February 28, 2009 and recently filed its response to the Commission’s most recent comment letter. On October 8, 2009, the Company received a letter from the Commission informing the Company that there were no further comments.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 105 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2009, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 29, 2009		13 Weeks Ended August 30, 2008		39 Weeks Ended August 29, 2009		40 Weeks Ended August 30, 2008
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$57,670	100.0%	$70,159	100.0%	$173,199	100.0%	$226,620	100.0%

Cost of sales	31,684	54.9%	42,105	60.0%	98,037	56.6%	136,421	60.2%

Gross profit	25,986	45.1%	28,054	40.0%	75,162	43.4%	90,199	39.8%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	25,965	45.0%	28,196	40.2%	78,932	45.6%	89,450	39.5%
Bad debt and notes receivable valuation charges	1,230	2.1%	4,051	5.8%	12,971	7.5%	6,059	2.7%
Proxy defense costs	—	0.0%	—	0.0%	—	0.0%	1,418	0.6%
Restructuring, asset impairment charges and unusual gain, net	—	0.0%	240	0.3%	1,388	0.8%	(718)	-0.3%
Lease exit costs	1,777	3.1%	640	0.9%	2,062	1.2%	640	0.3%

Loss from operations	(2,986)	-5.2%	(5,073)	-7.2%	(20,191)	-11.7%	(6,650)	-2.9%

Other loss, net	(846)	-1.5%	(745)	-1.1%	(5,330)	-3.1%	(460)	-0.2%

Loss before income taxes	(3,832)	-6.6%	(5,818)	-8.3%	(25,521)	-14.7%	(7,110)	-3.1%
Income tax benefit	386	0.7%	3,166	4.5%	256	0.1%	4,582	2.0%

Net loss	$(3,446)	-6.0%	$(2,652)	-3.8%	$(25,265)	-14.6%	$(2,528)	-1.1%

Basic loss per share:	$(0.30)		$(0.23)		$(2.21)		$(0.22)

Diluted loss per share:	$(0.30)		$(0.23)		$(2.21)		$(0.22)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

Assets	(Unaudited) August 29, 2009	November 29, 2008
Current assets
Cash and cash equivalents	$17,146	$3,777
Accounts receivable, net	35,786	40,793
Inventories	37,640	42,293
Other current assets	8,997	13,628

Total current assets	99,569	100,491

Property and equipment
Cost	153,263	156,068
Less accumulated depreciation	100,392	98,913

Property and equipment, net	52,871	57,155

Investments	18,514	35,060
Retail real estate	29,154	29,588
Notes receivable, net	9,035	13,608
Other	9,475	9,140

	66,178	87,396

Total assets	$218,618	$245,042

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,817	$18,747
Accrued compensation and benefits	5,218	4,618
Customer deposits	5,642	6,725
Dividends payable	—	1,142
Other accrued liabilities	12,541	10,977
Current portion of real estate notes payable	8,570	812

Total current liabilities	47,788	43,021

Long-term liabilities
Post employment benefit obligations	12,244	12,829
Bank debt	18,000	19,000
Real estate notes payable	12,989	21,346
Distributions in excess of affiliate earnings	11,535	11,910
Other long-term liabilities	8,902	6,757

	63,670	71,842

Commitments and Contingencies

Stockholders’ equity
Common stock	57,223	57,102
Retained earnings	47,895	73,160
Additional paid-in-capital	437	346
Accumulated other comprehensive income (loss)	1,605	(429)

Total stockholders’ equity	107,160	130,179

Total liabilities and stockholders’ equity	$218,618	$245,042

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended August 29, 2009	40 Weeks Ended August 30, 2008
Operating activities:
Net loss	$(25,265)	$(2,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,966	5,732
Equity in undistributed income of investments and unconsolidatedaffiliated companies	(1,582)	(2,450)
Provision for restructuring, asset impairment charges and unusual gain, net	1,388	(718)
Impairment of retail real estate	—	499
Lease exit costs	2,062	640
Provision for lease and loan guarantees	2,428	(194)
Provision for losses on accounts and notes receivable	12,971	6,059
Other than temporary impairment of investments	1,255	54
Realized income from investments	(607)	(980)
Deferred income taxes	—	(3,478)
Payment to terminate lease	(400)	—
Other, net	(303)	277
Changes in operating assets and liabilities
Accounts receivable	(5,701)	(9,789)
Inventories	6,761	8,436
Other current assets	4,915	(1,261)
Accounts payable and accrued liabilities	(4,704)	(12,816)

Net cash used in operating activities	(1,816)	(12,517)

Investing activities:
Purchases of property and equipment	(854)	(3,006)
Purchases of retail real estate	(2)	(630)
Proceeds from sales of property and equipment	129	2,205
Acquisition of retail licensee stores, net of cash acquired	(481)	(216)
Proceeds from sales of investments	22,310	31,829
Purchases of investments	(6,295)	(4,212)
Dividends from affiliates	2,909	6,091
Net cash received on licensee notes	515	790
Other, net	248	26

Net cash provided by investing activities	18,479	32,877

Financing activities:
Net (repayments) borrowings under revolving credit facility	(1,000)	2,000
Repayments of real estate notes payable	(593)	(590)
Issuance of common stock	72	123
Repurchases of common stock	(75)	(3,622)
Cash dividends	(1,142)	(16,087)
Other	(556)	(150)

Net cash used in financing activities	(3,294)	(18,326)

Change in cash and cash equivalents	13,369	2,034

Cash and cash equivalents - beginning of period	3,777	3,538

Cash and cash equivalents - end of period	$17,146	$5,572

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended August 29, 2009		13 Weeks Ended August 30, 2008		39 Weeks Ended August 29, 2009		40 Weeks Ended August 30, 2008
Net Sales
Wholesale	$41,771	(a)	$59,466	(a)	$134,731	(a)	$190,766	(a)
Retail	28,484		24,004		77,887		74,529
Inter-company elimination	(12,585)		(13,311)		(39,419)		(38,675)

Consolidated	$57,670		$70,159		$173,199		$226,620

Operating Income (loss)
Wholesale	$290	(b)	$(995)	(b)	$(10,440)	(b)	$2,559	(b)
Retail	(1,985)		(2,807)		(6,652)		(7,222)
Inter-company elimination	486		(391)		351		(647)
Proxy defense costs	—		—		—		(1,418)
Restructuring, asset impairment charges and unusual gain, net	—		(240)		(1,388)		718
Lease exit costs	(1,777)		(640)		(2,062)		(640)

Consolidated	$(2,986)		$(5,073)		$(20,191)		$(6,650)

(a)	Excludes wholesale shipments of $1,467 and $6,975 for the 13 and 39 weeks ended August 29, 2009, respectively, for dealers where collectibility is not reasonably assured at time of shipment. There were no such adjustments for the 13 and 40 weeks ended August 30, 2008.
(b)	Includes bad debt and notes receivable valuation charges as follows:

	August 29, 2009	August 30, 2008
Quarter ended	$1,230	$4,051
Nine months ended (c)	12,971	6,059

(c)	The 2009 and 2008 periods contain 39 weeks and 40 weeks, respectively.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Loss as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended August 29, 2009	Per Share	13 Weeks Ended August 30, 2008	Per Share	39 Weeks Ended August 29, 2009	Per Share	40 Weeks Ended August 29, 2008	Per Share
Net loss as reported	$(3,446)	$(0.30)	$(2,652)	$(0.23)	$(25,265)	$(2.21)	$(2,528)	$(0.22)
Proxy defense cost	—		—	—	—		865	0.07
Restructuring, asset impairment charges and unusual gains, net	—	—	146	0.01	1,388	0.12	(438)	(0.04)
Lease exit costs	1,777	0.16	390	0.03	2,062	0.18	390	0.03

Net loss as adjusted	$(1,669)	$(0.14)	$(2,116)	$(0.19)	$(21,815)	$(1.91)	$(1,711)	$(0.16)

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered. The 2008 amounts are net of tax of 39%. Current year numbers do not reflect a tax benefit, as we have reported losses during the first nine months of 2009 and remain in this cumulative loss position. As such, we recorded no tax benefits on the losses generated during the quarter and year-to-date periods ended August 29, 2009.